Manas Announces Results of Annual and Special Meeting of Stockholders

BAAR, SWITZERLAND, September 22, 2011.

Manas Petroleum Corp. (“Manas”or the “Company”) (TSX-V: MNP; OTCBB: MNAP) is pleased to announce the results of its Annual and Special Meeting of Stockholders held September 22, 2011, which was attended, in person or by proxy, by shareholders holding 75,821,050 shares, or approximately 44% of the shares entitled to vote at the meeting.

At the meeting, Heinz J. Scholz, Michael J. Velletta, Dr. Richard Schenz and Dr. Werner Ladwein were elected to the Board of Directors, the appointment of BDO AG as the Company’s independent registered public accounting firm was ratified, the Company’s 2011 stock option plan was adopted and the proposal to issue 2,000,000 shares to Dr. Werner Ladwein was approved.  However, because the proposal to increase authorized capital from 300,000,000 common shares to 500,000,000 common shares required the affirmative vote of more than 50% of the voting power and because only 44% of the voting power was present at the meeting in person or by proxy, this last proposal was not approved.

At a meeting of the Board of Directors held immediately following the shareholder meeting, the Company’s Board of Directors approved the issuance of an aggregate total of 9,100,000 stock options to four directors, two officers and one employee, none of whom is a U.S. Person.  Of the total, the Company granted options to purchase 4,000,000 shares to Dr. Werner Ladwein, 1,000,000 shares to each of Heinz Scholz, Michael Velletta, Dr. Richard Schenz, Peter-Mark Vogel and Ari Muljana, and one hundred thousand shares to an employee in its Swiss executive office.  All of these stock options are for a term of ten years from the date of grant, have an exercise price of US$0.215 (being the closing share price, last sale of the day on September 21, 2011, on the OTC BB), and vest in four equal installments over 24 months, with installments vesting at six months, 12 months, 18 months and 24 months after the date of grant.

About Manas Petroleum Corp.

Manas Petroleum is an international oil and gas company with primary focus on exploration and development in South-Eastern Europe, Central Asia and Mongolia.  In Albania, Manas participates in a 1.7 million acre exploration project through its equity interest in Petromanas Energy Inc., a Canadian public company. In Kyrgyz Republic, Manas has signed a US$54 million farm-out agreement with Santos International, a subsidiary of one of Australia's largest oil and gas companies. In addition to the development of its Kyrgyz Republic project, Santos is developing the company's neighboring Tajikistan license under an option farm out agreement. In Mongolia, Manas owns record title to the two Production Sharing Contracts covering Blocks XIII and XIV through its wholly-owned subsidiary Gobi Energy Partners GmbH, but 26% of the beneficial ownership interest in these blocks is held in trust for others.

For further information please contact:

Roger Jenny
Corporate Secretary
Manas Petroleum Corp.
Bahnofstr. 9, P.O. Box 155
CH-6341 Baar, Switzerland
Phone:         +41 44 718 1030
Fax:              +41 44 718 1039
Email:           info@manaspete.com
Web:           www.manaspete.com